Exhibit 10.4
May 17, 2013

Brandin Court Associates, LLC
3390 Seldon Court
Fremont, CA 94538
Attn: Tammy Eliseian, President

Re: AngioScore Inc. Lease at 5055 Brandin Court, Fremont, CA 94538
Exercise of Option to Extend Term

Dear Ms. Eliseian,

As you know, AngioScore Inc. entered into that certain Lease (the "Lease") on June 10, 2010 with Brandin Court Associates, LLC, regarding the facilities at the above address and described in such Lease.

Pursuant to Section 39.5(a) of the Lease (Option to Extend Term of Lease), AngioScore is hereby providing notice to you of the exercise of its right to extend the term of the Lease for an additional three (3) year period following expiration of the Original Term of the Lease on May 31, 2013 .

Per our discussions:

1.	We have agreed that the Base Rent for the Extended Term (as adjusted by Section 39.5(b) of the Lease) shall be $28,625.00 per month.

2.
You have agreed to re-roof the area above the manufacturing clean room, the manufacturing gowning room, and the storage warehouse in suite 5045-5055. The re-roof area will include the proposed clean room and warehouse expansion areas. The timing will be at a mutually agreeable date during the 2013 calendar year. AngioScore will pay Brand in Court Associates, LLC $5,500 towards the cost of the project.

Please acknowledge your receipt of this letter and agreement to the Extended Term by countersigning this letter below.

Sincerely,

/s/ James B. Andrews
James B. Andrews
Senior Vice President, Finance and CFO

ACKNOWLEDGED AND AGREED:

Brandin Court Associates, LLC,
a California limited liability company

By: D & J Construct ion, Inc.,
a California corporation, its Sole Member

By: /s/ Tammy Eliseian
TAMMY ELISEIAN, President

Date: 5/17/13